Exhibit 21


                       SUBSIDIARIES OF TYLER CORPORATION


                                     Place of
     Name                          Incorporation
     ----                          -------------

Tyler Corporation                    Delaware

Business Resources Corporation       Texas

The Software Group, Inc.             Texas

Interactive Computer Designs, Inc.   Texas

CMS Holdings, Inc.                   Texas

CompactData Solutions, Inc.         Texas